Exhibit: Item 23(l):

Initial Capital Agreement

___________ (the “Investor”) entrusted $_______ to Freedom Asset Management Capital Series for purposes of investment.

The Investor understands that this is a long-term investment.

If and when Freedom Equity Fund is declared effective by the Securities and Exchange Commission (the “SEC”), the Investor irrevocably agrees that all the principal invested assets and returns on the assets earned prior to the time of approval by the SEC will be used to purchase Freedom Equity Fund’s shares.

If Freedom Equity Fund is not declared effective by the SEC by December 31, 2002, Freedom Asset Management Capital Series agrees to return to the Investor all the principal invested assets and returns on the assets.

This agreement can be extended with the mutual consent by both parties.

DATED as of the _____ day of __________, 2001.

Signature:

_____________________________	Juan Gabriel Garcés, President
Freedom Asset Management Capital Series	By: Juan Gabriel Garcés, President